COASTAL PETROLEUM COMPANY
Post Office Box 609 • Apalachicola, FL 32329 Telephone (850) 653-2732
FAX (850) 653-8804

Memorandum

To: Dan Bauer
From: Robert J. Angerer, Sr.
Re: Federal 1-19 Report on Completion
Date: September 18, 2008

The Federal 1-19 well was drilled late last year and cased. Two formations showed promise of gas production, the Eagle and the Judith River sands. We ran a cement bond log and confirmed that the well was properly cemented. Operations were not allowed by the BLM from December 1, 2007 until July 15, 2008.

In early August coiled tubing equipment was available to drill out the cement and cement equipment and drill new hole to encounter additional Eagle sand formation beyond the ten foot drilled and cased. The attached report details the operations and results. One material thing was found: the only Eagle sand was that cut during the drilling operations. Further operations were scheduled.

In mid August a wireline and perforation equipment were available and the second stage of completion was performed. Two things were found: when the gamma ray log was run the depth of the hole was 40' less than reported on the geologist's log, meaning the tops would be 40' higher than shown, a good thing; and perforating the Eagle did not get past damage. Stimulation of the Eagle was not feasible. The plan had been to encounter additional Eagle formation. There is enough Eagle sand to make a producer, but because the Eagle was damaged and stimulation difficult in this well, a bridge plug and cement was set and the Judith River was perforated. No gas was seen except a small puff. The well was shut in and additional operations were to organized to stimulate the Judith River. During the interval gas was observed to flow from the tubing for five minutes.

In mid September a swab rig and pump truck were available to push KCl water into the Judith River to open it up so that the damage (100+ barrels of drilling mud, saw dust and cement) would not stop the return of the mud and then gas. As reported by email, the Judith River formation received the fluid well at up to 1 barrel/minute, but when the tubing was opened to flow back the fluid, it was on a vacuum. This was encouraging but as the well was swabbed only 10 barrels of 50 injected returned. Additional stimulation is required to test the well.

The operation is being planned, but will likely be a small water-sand frac at low pressure. The chances for success are good. The geologist's log shows good gas shows and we have seen gas. The damage and mud must be removed to allow gas to flow and be tested.

Robert J. Angerer, Sr.

Robert J. Angerer, Sr.
Vice President